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                                                                   Exhibit 10(b)


EMPLOYMENT  AGREEMENT

      This Employment Agreement (the "Agreement") is entered into this 30th day of June, 1996 by and between Response USA, Inc. (the "Company"), a Delaware corporation with a principal business office located in Lawrenceville, New Jersey, and Richard M. Brooks ("Employee"), an individual residing in Wynnewood, Pennsylvania.

NOW, THEREFORE, in consideration of the mutual consideration set forth herein and intending to be legally bound hereby, the parties hereto agree as follows:

AGREEMENT

1. Term. This Agreement shall be effective from the date hereon, and shall continue in force until June 30th, 2000, or such earlier time as Employee's employment is terminated in accordance with Section 7 hereof, whichever first occurs (the "Termination Date").

2. Duties.

a. Company shall employ Employee as Chief Executive Officer, President and Treasurer of Company until the Termination Date. In such capacity, Employee shall perform such executive duties as may be assigned to him, consistent with his offices, from time to time by the Company's Board of Directors.

b. Employee's principal business office shall be in the Company's principal executive office.

c. During the Term of this Agreement, Employee shall devote his best efforts, on a full time basis, to the business and affairs of the Company and shall not participate in the ownership, management, or control of, or be employed by, any other company or business except with the Company's prior written approval.

3. Compensation.

a. Employee will be paid a base salary of Two Hundred Twenty Five Thousand Dollars ($225,000.00) annually, payable in installments not less frequently than monthly.

b. Company shall provide Employee with such disability, major medical, hospital, surgical and life insurance coverage as it and its subsidiaries provide generally for their executive officers.

c. Company shall provide either (i) a Company-owned or leased automobile for Employee's use in performing his duties for Company for which Company shall maintain automobile insurance and reimburse Employee for maintenance and other expenses associated with the use of such automobile on Company business, or (ii) a reasonable car allowance. Employee agrees that the automobile presently provided for his use is satisfactory in all respects.
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4. Stock Option. In consideration for his entry into this Employment Agreement and the services to be rendered by him hereunder, and previously, the Company confirms the previous grant to Employee of options to purchase 733,333 shares of Common Stock of Company (the "Option Shares").

a. Exercise Price - The Option Shares shall be exercisable at a price of $2.50 per share.

b. Vesting - The Option Shares are fully vested as of the date of this Agreement.

c. Right to Exercise - Employee may exercise any or all Option shares until the period ending November 14, 2004.

d. Exercise of Options - To exercise an option, Employee shall deliver a signed, written notice to Company stating the number of Option Shares with respect to which the option is being exercised, together with payment of the Exercise Price therefor. The Exercise Price may be paid in cash or by check, bank draft or money order payable to the order of the Company or in such other manner as Company may permit. Upon the exercise of the option in accordance with this Agreement and collection of the Exercise Price, Company shall deliver to Employee a certificate or certificates for the Option Shares; provided, however, that the time of such delivery may be postponed by Company for such period as may be required for it with reasonable diligence to comply with any applicable listing requirements of any national securities exchange or to comply with any state or federal securities laws. The Employee may acquire such Option Shares pursuant to any cashless exercise program approved by the Company.

e. Transferability of Options - The options granted herein shall not be transferable by Employee except by will or the laws of descent and distribution, or otherwise, without the written consent of Company, which consent shall be not unreasonably withheld.

f. Securities Registration - the Option Shares have been registered with the Securities and Exchange Commission as of the date herein.

5. Vacations.

a. In addition to any accrued vacation available to Employee for service to Company prior to the date of this Agreement, Employee shall be entitled to vacation leave of twenty (20) business days in each consecutive twelve month period during the term hereof, calculated in accordance with and subject to the terms and limitations as set forth below, during which time his compensation and all benefits shall be paid in full. Without Company's consent, Employee shall not take more than twenty (20) days vacation in any consecutive twelve month period, nor take vacation prior to the accrual thereof.

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b. In no event may Employee have accrued more that thirty (30) vacation days.
Company shall have the option either of requiring Employee to take accrued vacation time prior to Termination Date, or paying Employee for accrued vacation time as of the Termination Date, up to the thirty (30) day accrued vacation limit.

6. Expenses. Company shall reimburse Employee for reasonable expenses incurred by him in connection with his performance of services hereunder upon presentation by Employee of appropriately documented requests, including original or copies of bills, vouchers, and itemized accounts as reasonably required by the Company. Employee may incur non accountable expenses of One Thousand Dollars ($1,000.00) per month.

7. Termination. Notwithstanding anything to the contrary herein, Employee's employment by Company hereunder may be terminated, without breach in accordance with the following terms and conditions:

a. Company may terminate Employee's employment for cause, as defined below, effective upon delivery of written notice of termination to Employee specifying with particularity the actions or inactions constituting such cause, and making specific reference to this Section 7 (a). For the purpose of this Section 7(a), cause for termination shall exist only upon the occurrence of one or more of the following; (i) Employee's conviction of a crime punishable by imprisonment of one year or more under the laws of the jurisdiction in which convicted involves theft, misappropriation of funds, fraud or deception; (ii) Employee is charged or indicted for a crime for which, if convicted, the Company would have the right to terminate Employee's employment under (I) above but, if such charge or indictment is disposed of without conviction, at Employee's request promptly following the disposition of such charge or indictment, Employee shall be reinstated in his employment hereunder to the position, salary and benefits held immediately prior to such termination, and this Agreement shall be extended for a period equal to the period from the date of termination to the date of reinstatement. (iii) Willful misconduct or gross negligence by Employee in the performance of his duties hereunder, provided that no act or failure to act on Employee's part shall be considered "willful" unless done or omitted to be done by Employee in bad faith and without reasonable belief that his action or omission was in the best interest of the Company; (iv) Chronic alcoholism if such condition materially impairs or precludes performance of Employee's duties, drug addiction, or misappropriation of money or property of Company by Employee; or (v) Employee's refusal, after written notice to Employee by Company and a reasonable opportunity to cure, to carry our a written directive to Employee from the Board of Directors of

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Company which relates to the performance of his executive duties and is not unlawful or inconsistent with his position or status in Company's management structure as contemplated herein.

b. Subject to applicable state and federal disabilities laws, Company may terminate Employee's employment upon thirty (30) days prior written notice in the event of the total disability of Employee ("Employee Disability"), which notice shall make specific reference to this Section 7 (b). For purposes of this
Section 7(b), the term "Employee Disability" shall have the same meaning as contained in any insurance policy maintained by Company which applies to Employee's long term disability, or, in the absence of such a policy, the inability of Employee to perform one or more important duties of his office for a period of 180 days or more due to physical, mental or emotional impairment.

c. Employee's employment shall terminate upon Employee's death.

d. In addition to termination under Sections 7 (a), (b), or (c), Company may terminate Employee's employment for any other reason whatsoever upon ninety (90) days written notice, which notice shall make specific reference to this section 7 (d).

8. Severance Compensation.

a. If his employment is terminated under section 7(a), Company shall pay to Employee (i) his base salary through the Termination Date, (ii) any benefits due under any employee benefit plans and unpaid as of the Termination Date, (iii) such other benefits that may be required under law. Thereafter, Employee shall not receive any further compensation or benefits under this Agreement.

b. If his employment is terminated under section 7(b), Company shall pay to Employee (i) his base salary through a period of thirty days following the Termination Date, (ii) any benefits due under any employee benefit plans and unpaid as of the Termination Date, (iii) such other benefits that may be required under law. and (iv) an amount equal to the base annual salary that would have been payable to him pursuant to paragraph 3(a) hereof if his employment had not been so terminated, and as when such payments would have been due hereunder but for the termination, less the greater of (A) 50% of such base annual salary, or (B) any disability payments received by Employee in such period from any insurance or other plan or program maintained by the Company, at its expense, for Employee's benefit.

c. If his employment is terminated under section 7(c), Company shall pay to the Employee's estate an amount equal to (i) the payments Employee would be entitled to receive pursuant to section 8(b)(i),(ii),(iii) and (iv) had employment been terminated under section 7(b), plus any other benefits due and payable at the time of Employee's death or by reason thereof.

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d. If his employment has been terminated under Section 7(d), Company shall pay to Employee (i) an amount equal to the present value (based on a 6% discount factor) of the base salary to which Employee would have been entitled as provided in Section 3, computed from the Termination Date through June 30, 2000, plus (ii) any benefits due Employee under any employee benefit plans and unpaid as of the Termination Date, and (iii) such other benefits that may be required under law.

e. Any payments due to Employee under Section this section 8 shall be due and payable within thirty (30) days following termination of his employment.

f. In calculating payments under this section 8, Company shall not be entitled to set off against any such payments any amounts owed by Employee to Company.

9. Notices. Any notice or demand required or permitted to be given to any party under this Agreement shall be in writing and shall be deemed to have been duly given, made and received three business days after mailing if mailed by certified mail, postage prepaid, return receipt requested, addressed to the party at the address set forth below, provided that any party may alter the address to which notice or demand is directed by giving notice of such change of address in conformity herewith.


a. For notice to Company:

Response USA, Inc.
Attention: President
11-K Princess Road
Lawrenceville, NJ  08648

b. For notice to Employee:

Richard M. Brooks
465 Rock Glen Drive
Wynnewood, PA  19096

in each case a copy to:

Schneck, Weltman, Hashmall and Mischel
Attn: Tom Rose
1285 Avenue of the Americas
New York, NY  10019

10. Arbitration. Any dispute under this Agreement shall be resolved by arbitration in Philadelphia, Pennsylvania; provided, however, that any action other than demand in which equitable relief only is sought may be brought in any court of competent jurisdiction over the subject matter of the dispute and the parties thereto. Any arbitration shall be before a panel of

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three (3) arbitrators. The arbitrators shall be selected, and arbitrations hereunder shall be conducted, in accordance with the rules and regulations of the American Arbitration Association. The arbitration shall be commenced by either party notifying the other parties and the American Arbitration Association in writing, of a demand for arbitration and the subject matter of the arbitration. The arbitrators shall not have any power to grant punitive damages.

11. Miscellaneous.

a. At any time, and from time to time, after the signing of this Agreement, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to carry out the intent and purposes of this Agreement.

b. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of New Jersey, notwithstanding any conflicts-of-law doctrines or laws of any jurisdiction to the contrary.

c. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their heirs, personal representatives, successors and assigns.

d. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

e. This Agreement shall not be interpreted in favor of or against either party on account of such party having drafted this Agreement.

f. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

g. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

      IN WITNESS HEREOF, the parties have set their hands and seal to this Agreement on the day and year first above written.

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                                    EMPLOYEE:


                                    /s/______________
                                       Richard M. Brooks


                                    RESPONSE USA, INC.


                                    By: ______________________
                                       Chief Operating Officer